Exhibit 99.1

Hillenbrand Names Eric M. Teegarden
Chief Accounting Officer

BATESVILLE, Indiana, June 30, 2015 – Hillenbrand, Inc. (NYSE: HI) has named Eric M. Teegarden as its Vice President, Controller and Chief Accounting Officer, effective July 20, 2015.

Teegarden joins Hillenbrand from General Electric Company (GE) where he served in a variety of financial roles since 2007. Most recently, Mr. Teegarden served as the Global Controller, Supply Chain for GE Aviation, a position he held since 2014. Prior to that, he served as the Global Controller of GE Aviation’s Military Systems Operations and as the Controller of the U.S. Appliance Operations for GE Home and Business.

Teegarden earned his bachelor's degree in accounting and business administration from Transylvania University, and his masters of business administration from Northern Kentucky University. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

“I am excited about the experience and financial leadership that Eric brings with him to Hillenbrand,” said Kristina Cerniglia, Senior Vice President and Chief Financial Officer. “As we continue to evolve Hillenbrand into a global diversified industrial company, adding talent of Eric’s caliber is critical to achieving our overall growth objectives.”

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About Hillenbrand, Inc.
Hillenbrand, Inc. (www.Hillenbrand.com) is a global diversified industrial company that makes and sells premium business-to-business products and services for a wide variety of industries. We pursue profitable growth and meaningful dividends for our shareholders by leveraging our leading brands and robust cash generation capabilities. HI-INC-F

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CONTACT
Investor Relations for Hillenbrand, Inc.
Chris Gordon, Investor Relations
Phone: 812-931-5001
E-mail: chris.gordon@hillenbrand.com

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